Exhibit 10.3

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 8 , 2014, is by and between MARGARET A. INCANDELA (“Executive”), THE JACKSONVILLE BANK (the “Bank”) and the Bank's parent corporation JACKSONVILLE BANCORP, INC. (the “Company”).

Preliminary Statement.  Executive is employed by each of the Bank and the Company as Executive Vice President and Chief Credit Officer, and are parties to that certain Executive Employment Agreement, dated as of September 5, 2012 (the “Original Employment Agreement”), which the parties hereto desire to amend.  The Bank and the Company desire to continue to engage Executive and Executive desires to continue her employment with the Bank and the Company and to devote her full time business efforts to the Bank and the Company upon the terms set forth herein.

Therefore, the parties agree as follows:

1.                   Employment.

(a)            Bank. The Bank shall continue to employ Executive as Executive Vice President and Chief Credit Officer of the Bank with the duties, responsibilities and powers of such office as provided in the Bank's bylaws, as assigned to her from time to time and as customarily associated with such office and/or assigned to her by the Board of Directors of the Bank, and Executive shall serve the Bank in such capacity during the term of this Agreement.

(b)            Company. The Company shall continue to employ Executive as Executive Vice President and Chief Credit Officer of the Company with the duties, responsibilities and powers of such office as assigned to her from time to time and as customarily associated with such offices and/or as assigned to her by the Board of Directors of the Company, and Executive shall serve the Company in such capacities during the term of this Agreement.  Executive acknowledges and agrees that she shall not receive any separate compensation for her service to the Company.

(c)            Executive, the Bank and the Company have received all necessary regulatory approvals for Executive's service under Sections 1(a) and 1(b) above.

(d)            Executive represents, warrants and covenants to the Bank and the Company that this Agreement and her performance of services hereunder does not breach or conflict with any other agreements or instruments to which Executive is a party or may be bound, and that she shall faithfully and diligently discharge her duties and responsibilities under this Agreement, and shall use her best efforts to implement the policies established by the Board of Directors and/or the Chief Executive Officer of each of the Bank and the Company.

(e)            During the term of this Agreement, Executive shall devote her full and exclusive business time, attention, energy and skills to the business of the Bank and the Company, to the promotion of the interests of the Bank and the Company and to the fulfillment of Executive's obligations hereunder.

2.                   Term.  The initial term of this Agreement shall be three (3) years from September 5, 2012, the effective date of the Original Employment Agreement (the “Effective Date”), unless sooner terminated as herein provided.    On the first anniversary date of the Effective Date, and on each anniversary date thereafter, the term of this Agreement shall automatically be extended for an additional one (1) period unless written notice of non-renewal has been given by any party hereto no less than ninety (90) days prior to any such anniversary date, in which event this Agreement shall terminate on the second anniversary date of the anniversary date as to which the notice of non-renewal was given, unless sooner terminated as herein provided.

3.                   Compensation and Benefits.

(a)               The Bank shall pay or provide to Executive the following compensation for her service hereunder:

(i)             A base salary of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per year, paid in equal installments in accordance with the Bank's standard payroll practices, reduced by deductions and withholdings for federal, state and local income taxes, Social Security taxes and other deductions (collectively, “Deductions and Withholdings”) required by applicable laws (the “Base Salary”), which Base. Salary may be increased from time to time by and at the sole discretion of the Company's Board of Directors (or a committee thereof).

(ii)            For each fiscal year during the term of this Agreement, an annual bonus (the “Annual Bonus”) in cash of up to 33.33% of the Base Salary (the actual amount to be determined at the sole discretion of the Company's Board of Directors (or committee thereof)), payable no later than the 15th day of the third month after the end of the Bank's fiscal year to which the Annual Bonus relates, and subject to applicable Deductions and Withholdings.

(iii)           The option to purchase up to 1.5 million shares of the Company’s common stock (“Common Stock”), pursuant and subject to the terms and conditions of that certain Incentive Stock Option Agreement (the “Plan”), dated as of October 8, 2013, by and between Executive and the Company (the “Equity Award”).  The Equity Award shall also be subject to any required (i) regulatory approvals or regulatory restrictions imposed by federal or state banking laws, and (ii) shareholder approvals (including the approval of an amendment to the Plan to, among other things, add a number of shares available for issuance under the Plan sufficient to grant the Equity Award).

(iv)           Reimbursement for authorized expenses (evidenced by an itemized account of such expenses timely submitted by Executive to the Bank), according to the Bank's established policies, within thirty (30) calendar days following the date on which Executive incurs the expenses, but, in each case, no later than December 31 of the year following the year in which Executive incurs the related expenses; provided that in no event shall the reimbursements or in-kind benefits to be provided by the Company or the Bank in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall Executive's right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.  Notwithstanding the foregoing, all reimbursements relating to the Additional Delayed Payments (as defined in Section 9) shall be made on the Permissible Payment Date (as defined in Section 9).

(v)            Paid vacation time each year pursuant to the Bank's policy as it may be revised from time to time.

(vi)          Participation in all medical and health care benefit plans through health insurance, corporate funds, medical reimbursement plans or other plans, if any, provided, or to be provided, by the Bank for its employees (“Benefit Plans”).

(b)                The above-stated terms of compensation shall not be deemed exclusive or prevent Executive from receiving any other compensation, including, without limitation, bonuses provided by the Bank and/or the Company.  Executive shall be entitled to participate in all current and future employee benefit plans and arrangements in which the executive officers of the Company or the Bank are permitted to participate.  Executive acknowledges and agrees that the Company does not separately compensate its officers who are also officers of the Bank and that no compensation or other benefits will be payable by the Company hereunder.  The foregoing notwithstanding, the Equity Award shall be the sole equity award to Executive during the term of this Agreement.

(c)                The payment of any Annual Bonus shall be subject to any approvals or non-objections required by any regulator of the Company or the Bank, and it is understood by the parties that it is contemplated that Executive will not be eligible to receive any such Annual Bonus or other short-term incentive compensation while the Company or the Bank is subject to restrictions imposed by any written agreements with any bank regulatory authority, or otherwise restricted under applicable law.

(d)                Executive agrees to repay any compensation previously paid or otherwise made available to her that is subject to recovery under any applicable governmental, regulatory, or self-regulatory authority, including Nasdaq or any other applicable securities exchange or market where the Company’s securities are then traded (each a “Governmental Authority”), where such compensation was in excess of what should have been paid or made available because a Governmental Authority has determined that the amount was inconsistent with any applicable law, order or other requirements of such Governmental Authority.  Executive agrees to return promptly any such compensation identified by the Company or the Bank.  If Executive fails to return such compensation promptly, Executive agrees that the amount of such compensation may be deducted from any and all other amounts owed by the Bank to Executive.  Executive acknowledges that the Company or the Bank may take appropriate disciplinary action (up to, and including, termination of employment) if Executive fails to return such incentive compensation.  The provisions of this Section 3(d) shall be modified to the extent, and remain in effect for the period, required by applicable law.

4.                   Termination.  Executives' employment under this Agreement shall terminate, upon the occurrence of any of the following events or circumstances, effective upon the date specified by the terminating party (the “Termination Date”):

(a)                Death or Permanent Disability.  Upon Executive's death or upon written notice from the Bank or the Company to Executive, or from Executive to the Bank, in the event Executive becomes “permanently disabled”.  For purposes of this Agreement, Executive shall be deemed “'permanently disabled” if she has been disabled by bodily or mental illness, disease, or injury, to the extent that, in the opinion of the Board of Directors of the Bank, she is materially prevented from performing the duties of her employment hereunder, and provided further that such disability has continued substantially for six (6) months.  If requested by the Bank, Executive shall submit to an examination by a physician selected by the Bank for the purpose of determining or confirming the existence or extent of any disability.  Upon Executive’s death or her becoming permanently disabled, the Bank shall make the payments provided by Section 5, below;

(b)                Termination for Cause by the Bank or the Company.  Upon written notice from the Bank or the Company to Executive for "cause."  For purposes of this Section 4(b), “cause” shall include (i) a willful and continued failure by Executive to perform her duties as provided herein (other than as a result of a permanent disability) (ii) a breach by Executive of her duties hereunder or her fiduciary duties of loyalty, care or good faith to the Bank or the Company; (iii) a violation by Executive of any provision of this Agreement; (iv) a conviction or the entering of a plea of nolo contendere or similar plea by Executive for any felony or any crime involving fraud, dishonesty or a breach of trust; (v) a breach of the Company's Code of Ethics, (vi) commission by Executive of a willful or negligent act which causes material harm to the Bank or the Company; (vii) alcoholism or other form of drug or other addiction; (viii) any violation of laws or regulations such that Executive ceases to be eligible to serve as an executive officer of a depository institution or a depository institution holding company; or (ix) Executive becomes ineligible to be bonded at costs consistent with the Bank's and/or the Company's other executive officers.  Any notice of termination of Executive's employment with the Bank for cause shall set forth, in reasonable detail, the facts and circumstances claimed to provide the basis for termination of her employment under the provisions contained herein.  Upon Executive’s termination for “cause” pursuant to this Section 4(b), the Bank shall pay to Executive all accrued and unpaid Base Salary and any other compensation to which Executive is entitled pursuant to Section 3 above, through the Termination Date.  The Bank shall have no further obligations to Executive following the Termination Date of any termination pursuant to this Section 4(b);

(c)                Termination for Good Cause by Executive.  Upon written notice from Executive to the Bank and the Company for “good cause.”  For purposes of this Section 4(c), “good cause” shall include (i) a “Change in Control” as defined in Section 5, whether or not such Change in Control results in a change in Executive’s position or duties within one year following the effective date of such Change in Control, (ii) the Bank's and/or the Company's failure to comply with any material provision of this Agreement, provided that the Bank or the Company, as the case may be, shall have thirty (30) days from the receipt of such notice to cure any such failure under this Agreement, and upon the cure of such failure, Executive shall have no right to terminate her employment under the provisions of this Section 4(c), (iii) a change in location of the Executive’s position with the Bank outside of the Jacksonville, Florida Metropolitan Statistical Area, whether as a result of a Change in Control or otherwise, that would require Executive to relocate outside of the Jacksonville, Florida Metropolitan Statistical Area or (iv) in the event that Executive is not elected Executive Vice President and Chief Credit Officer of the Bank or is not elected Executive Vice President and Chief Credit Officer of the Company, other than as a result of termination for cause pursuant to Section 4(b), or regulatory action or request, with substantially all the duties and powers which are customarily associated with such offices, or in the event the duties and powers assigned to Executive by the Board of Directors are reduced to substantially less than the duties and powers which are customarily associated with such offices (whether in connection with a Change in Control or otherwise); provided, however that the Bank or the Company, as applicable, shall have thirty (30) days from the receipt of written notice from Executive under this Section 4(c) to cure any such failure under this Agreement, and upon the cure of such failure, Executive shall have no right to terminate her employment under this Section 4(c). Any notice of termination of Executive's employment with the Bank or the Company under this Section 4(c) shall set forth, in reasonable detail, the facts and circumstances claimed to provide the basis for termination of her employment under the provisions contained herein.  Upon Executive’s termination pursuant to this Section 4(c), the Bank shall make the payments provided by Section 5, below; provided, however that if Executive terminates her employment hereunder by alleging a breach of this Agreement by the Bank and/or the Company pursuant to this Section 4(c) and it is ultimately determined that no reasonable basis existed for such termination, then Executive shall receive all accrued and unpaid Base Salary and any other compensation to which Executive is entitled pursuant to Section 3 above, through the Termination Date, but shall not be entitled to payment of any additional amounts set forth in Section 5 below;

(d)                Without Cause.  Upon thirty (30) days’ written notice by Executive to the Company and the Bank or upon thirty (30) days’ written notice from the Bank or the Company to Executive, of the termination of Executive’s employment hereunder.  Upon Executive’s termination of her employment pursuant to this Section 4(d), the Bank shall pay to Executive all accrued and unpaid Base Salary and any other compensation to which Executive is entitled pursuant to Section 3 above through the Termination Date.  Upon Executive’s termination by the Bank or the Company pursuant to this Section 4(d), the Bank shall make the payments provided by Section 5, below; and

(e)                Expiration of Term.  Upon the expiration of the initial or any subsequent term of this Agreement following the Banks’s or Executive’s notice of non-renewal as set forth in Section 2.  Upon the termination of Executive’s employment pursuant to this Section 4(e), Executive shall receive all accrued and unpaid Base Salary and any other compensation to which Executive is entitled pursuant to Section 3 above, through the Termination Date, but shall not be entitled to payment of any additional amounts set forth in Section 5 below.

If Executive is a member of the Board of Directors of either the Company or the Bank and Executive's employment is terminated pursuant to this Section 4, Executive shall immediately resign from her position(s) on the Board(s) of Directors, effective as of the Termination Date.

5.                   Compensation and Benefits Payable Upon Termination.

(a)                Payment Upon Termination.

(i)            Termination by the Bank or the Company Without Cause.  Upon Executive’s termination by the Bank or the Company for any reason other than “cause” pursuant to Section 4(b), including termination as a result of Executive’s death or a permanent disability pursuant to Section 4(a), or termination by the Bank or the Company without cause pursuant to Section 4(d) above, then Bank (or its successor) shall continue to pay to Executive or her estate or beneficiaries, her Base Salary, in equal installments in accordance with the Bank's standard payroll practices (and reduced for any applicable Withholdings and Deductions), for a period of one (1) year following the Termination Date, and any unvested portion of the Equity Award as of the Termination Date shall be immediately vested.

(ii)            Termination by Executive for Good Cause.  If Executive's employment is terminated by Executive for “good cause” pursuant to Section 4(c) other than as a result of a Change in Control, but including a termination by Executive as a result of a change in Executive’s position or duties other than following a Change in Control, the Bank (or its successor) shall continue to pay to Executive, her Base Salary, in equal installments in accordance with the Bank's standard payroll practices, for a period of one (1) year following the Termination Date, and any unvested portion of the Equity Award as of the Termination Date shall be immediately vested.

(iii)            Termination by Executive for a Change in Control with a Change in Position or Duties.  If Executive's employment is terminated by Executive for “good cause” pursuant to Section 4(c) as a result of a Change in Control that results in a change in Executive’s position or duties within one (1) year following the effective date of such Change in Control, the Bank (or its successor) shall continue to pay to Executive, her Base Salary, in equal installments in accordance with the Bank's standard payroll practices, for a period of 2.9 years following the Termination Date, and any unvested portion of the Equity Award as of the Termination Date shall be immediately vested; provided, however that Executive agrees to a Termination Date of up to twelve (12) months following notice of Executive’s termination and shall provide transition services during such period, if requested by the Bank or the Company.

(iv)            Termination by Executive for a Change in Control without a Change in Position or Duties.  If Executive’s employment is terminated by Executive for “good cause” pursuant to Section 4(c) as a result of a Change in Control that does not result in a change in Executive’s position or duties, and Executive provides written notice of such termination to the Bank within thirty (30) days of such Change in Control, the Bank (or its successor) shall continue to pay to Executive her Base Salary, in equal installments in accordance with the Bank’s standard payroll practices, for a period of one (1) year following the Termination Date, and any unvested portion of the Equity Award as of the Termination Date shall be immediately vested; provided, however that Executive agrees to a Termination Date of up to twelve (12) months following notice of Executive’s termination and shall provide transition services during such period, if requested by the Bank or the Company.

As used herein, a “Change in Control” shall be deemed to have occurred if:

(1)            any “person” or “group” (as such terms are used and defined in the Securities Exchange Act of 1934, as amended (the “1934 Act”), Sections 3(a)(9) 13(d) and 14(d)) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Bank or the Company representing fifty percent (50%) or more of the combined voting power of the Bank’s or the Company's then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”).  As used in this Agreement, any person or group who is, on the date hereof, the beneficial owner of twenty five percent (25%) or more of the outstanding Company Voting Securities is a “Controlling Person,” and any person or group that is, as of the date of determination, “controlled” for purposes of the Bank Holding Company Act of 1956, by a person or group is a “Controlled Person.” Notwithstanding the foregoing, the following events shall not be deemed to be a Change in Control:  (A) any acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding and thereby results in any person or group (other than a Controlling Person or a Controlled Person) beneficially owning twenty-five percent (25%) or more of the outstanding Company Voting Securities, (B) an acquisition of Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any parent or subsidiary thereof, (C) an acquisition of Company Voting Securities by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities, or (D) an acquisition of Company Voting Securities and/or securities convertible into or exchangeable for Company Voting Securities pursuant to the Stock Purchase Agreement dated as of August 22, 2012 (as amended and/or restated, the “Stock Purchase Agreement”), by and among the Company and CapGen Capital Group IV LP, a Delaware limited partnership (“CapGen”), and each of the respective investors other than CapGen named on the signature pages to the Stock Purchase Agreement;

(2)            the Company consummates a reorganization, merger, consolidation, statutory share exchange or similar transaction involving the Bank or the Company with any person or entity other than a Controlling Person that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in such transaction (a “Reorganization”), or consummates the sale or other disposition of all or substantially all of the Bank’s or the Company's assets (a “Sale”) to any person or entity that is not a Controlling Person; or

(3)            the Company's board of directors and/or shareholders approve a complete liquidation or dissolution of the Company in a transaction or series of transactions.

(b)                Severance Payments.  The compensation and benefits payable under Section 5(a) are hereinafter referred to as "Severance Benefits".  The payment of Severance Benefits is in recognition and consideration of the value of services by Executive to the Bank and the Company and is not in any way to be construed as a penalty or damages.  Executive shall not be required to mitigate the amount of any payment of Severance Benefits by seeking other employment or otherwise.  The payment of Severance Benefits shall not affect any other sums or benefits otherwise payable to Executive under any other employment compensation or benefit or welfare plan of the Company or the Bank.  The timing of payment or provision of Severance Benefits is subject to Section 9.  All Severance Benefits and other payments and benefits hereunder shall be subject to, and limited by, 12 U.S.C. 1828(k) and 12 C.F.R. Part 359, and the prior receipt of necessary regulatory approvals.  The Bank shall have no obligations to pay any taxes owed by Executive or to gross-up any payment or consideration hereunder for taxes [and shall have no obligation to pay or deliver any consideration that would be subject to taxation pursuant to Internal Revenue Code of 1986 Sections 280G or 409A.]

(c)                Notwithstanding any other provision of this Agreement to the contrary, as a condition of any Severance Payment, Executive shall execute within 21 days following the Termination Date a complete, irrevocable, enforceable release and non-disparagement agreement substantially in the form attached hereto as Exhibit A.  All Severance Payments shall accrue from the Termination Date and shall be made or commence on the 60th day following the Termination Date, with any accrued but unpaid Severance Payment being paid on the date of the first payment.

6.                   Non-Competition and Non-Disclosure.

(a)                To induce the Bank and the Company to enter into this Agreement, Executive agrees that while employed by the Bank or the Company and for a period of one (1) year after the termination of employment or service of Executive hereunder (the “Restricted Period”), Executive shall not, within Jacksonville, Florida Metropolitan Statistical Area or any county where the Bank has offices as of the Termination Date (the “Restricted Area”), as principal, agent, trustee or through the agency or on behalf of any person or entity, (i) engage in the business of banking, fiduciary services, securities or insurance brokerage, investment management or services, lending or deposit taking (individually and collectively, the “Business”), (ii) control or beneficially own (directly or indirectly) 5% or more of the outstanding capital stock or other ownership interest (a “Principal Shareholder”) of any person or entity engaged in or controlling any such Business other than the Company or Bank, or (iii) serve as an officer, director, trustee, agent or employee of any corporation, or as a member, partner, employee or agent of any limited liability company or partnership, or as an owner, trustee, employee or agent of any other business or entity, which directly or indirectly conducts such Business within the Restricted Area. Following termination of Executive's employment with the Bank, the Company or any of their affiliates, and for the remainder of the Restricted Period, Executive shall not solicit any officer or employee of the Bank, the Company, or any of their affiliates (or any person whose employment with the Bank, the Company or any of their affiliates was terminated within the immediately preceding six month period) to leave their employment, or any director of the Bank, the Company, or any of their affiliates to terminate his or her service as such, or any director, officer or employee to become a director, officer or employee of any other person or entity engaged in the Business for any reason or otherwise interfere with any employment relationships of the Company, the Bank, or their affiliates.

(b)                Executive recognizes and acknowledges that she has had, and as [a director and an officer] of the Company and the Bank will have, access to certain confidential information of the Company, the Bank and their respective subsidiaries and affiliates, including customer information and lists, credit information, organization, pricing, mark-ups, commissions, and other information and that all such information constitutes proprietary valuable, special and unique property belonging solely to the Company, the Bank and their subsidiaries and affiliates.  Such information, together with any information regarded as "trade secrets" under Florida law, is herein referred to as “Trade Secrets”.  Executive will not disclose or directly or indirectly utilize, in any manner, any such Trade Secrets for her own benefit or the benefit of anyone other than the Company, Bank and their subsidiaries and affiliates or disclose Trade Secrets to anyone other than bank regulatory agencies or to a court upon order thereof.

(c)                Executive acknowledges and agrees that the payments for services hereunder, and her rights and benefits under this Agreement are contingent upon her compliance with the provisions of this Section 6.  Executive recognizes and agrees that the Company and the Bank will suffer irreparable harm in the event that Executive violates any of the provisions of this Section 6.  Executive and the Company and the Bank understand and agree that the purpose of this Section 6 is to protect the Company's and the Bank's legitimate business interests, and is not intended to impair or infringe upon Executive's right to work, earn a living, or acquire and possess property from the fruits of her labor. Executive and the Company and the Bank acknowledge and agree that the provisions of this Section 6 are not made in connection with any former services for the Company or the Bank provided by Executive, but rather are intended to protect the Company's and the Bank's interests.  Executive hereby acknowledges that the restrictions set forth in this Section 6 are reasonable and that they do not, and will not, unduly impair her ability to earn a living.  If, however, Section 6 is determined by any court of competent jurisdiction to be unenforceable under applicable law by reason of it extending for too long a period of time or over too large a geographic area or by reason of it being too extensive in any other respect or for any other reason, it shall be interpreted to extend only over the longest period of time for which it may be enforceable and over the largest geographic area as to which it may be enforceable and to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court.

(d)                In the event of a breach or threatened breach by Executive of the provisions of this Section 6, the Company, the Bank, or any subsidiary or affiliate of the Company or the Bank shall be entitled to an injunction or temporary restraining order preventing Executive and any others from violating any provision of this Section 6.  Nothing herein shall be construed as prohibiting or limiting the Company, the Bank, or any subsidiary or affiliate of the Company or the Bank from also exercising any other available rights or remedies for such breach or threatened breach, including, without limitation, the recovery of damages from Executive or others.

7.                   Arbitration.  Any dispute or controversy arising under or in connection with this Agreement other than as a result of the provisions of Section 6 hereof, shall be settled exclusively by arbitration.  The parties agree to submit the dispute to binding arbitration in accordance with the rules and regulations of the American Arbitration Association then in effect.  Any arbitration hereunder shall be conducted in Jacksonville, Florida.  In the event of any arbitration hereunder, judgment may be entered upon any award arising out of such arbitration in any court of competent jurisdiction and the prevailing party shall be entitled to recover all costs of the arbitration, including reasonable attorneys’ fees, from the non-prevailing party.

8.                   Successors: Binding Agreement.

(a)                This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), to all or substantially all of the business and/or assets of the Bank and/or the Company regardless of whether such occurrence constitutes a Change in Control hereunder and the Bank and the Company shall require any such successor to expressly assume and agree to perform this Agreement.  As used in this Agreement, “Company” and “Bank” shall mean the Company and Bank as herein respectively defined and their successors and assigns, including any successors and assigns to their respective businesses and/or assets as aforesaid, which is requited by this Agreement to assume and perform this Agreement, whether by operation of law or otherwise.  In the event any successor to the Company has total assets in excess of $10 billion and does not maintain a Florida-based holding company, then the term “successor” shall only include the bank resulting from such transaction.

(b)                This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amount would still be payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, and otherwise at the times and in the amounts specified herein, to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

9.                   Section 409A.

(a)                Notwithstanding any provisions of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and determined pursuant to procedures adopted by the Bank) at the time of her separation from service and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Termination Date (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following the Termination Date (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the Termination Date or (ii) Executive's death (the applicable date, the “Permissible Payment Date”).

(b)                Each payment under this Agreement shall be considered a “separate payment” and not of a series of payments for purposes of Section 409A.

(c)                A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A).

10.                Miscellaneous.

(a)                All notices required or permitted hereunder shall be given in writing by actual delivery or by Registered or Certified Mail (postage prepaid), at the following addresses or at such other places as shall be designated in writing:

If to Executive:

Margaret A. Incandela
4099 Bald Eagle Lane
Jacksonville, Florida 32257

If to the Company or Bank:

100 North Laura Street, Suite 1000
Jacksonville, Florida 32202
Attention: Chairman of the Board

(b)                If any provision of this Agreement shall be determined to be void by any court or arbitral authority of competent jurisdiction, then such determination shall not affect any provisions of this Agreement, all of which shall remain in full force and effect.

(c)                Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach by either party hereto.  In the event of any action, suit or proceeding arising out of or related to this Agreement, the nonprevailing party shall reimburse the prevailing party for all reasonable attorneys’ fees and costs incurred by the prevailing party in connection therewith.

(d)                This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. It may be modified or terminated only by a writing signed by the party against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

(e)                The recitals contained in this Agreement are expressly made a part hereof. Herein, references to any gender shall include all genders, and the singular shall include the plural and vice versa. The words “include”, “including” and derivations thereof shall mean without limitation by reason of enumeration or otherwise.

(f)                This Agreement represents the entire understanding and agreement among the parties and supersedes any prior agreements or understandings with respect to the subject matter hereof.  It is intended and agreed that the Company, the Bank and its direct and indirect subsidiaries are express beneficiaries of this Agreement and may enforce the provisions hereof to the same extent as the Bank.

(g)                This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

[Signatures on following page]

IN WITNESS WHEREOF, the Bank, the Company and Executive have entered into this Agreement as of the date first above written.

Dated: May 8, 2014	EXECUTIVE

/S/ MARGARET A. INCANDELA
MARGARET A. INCANDELA

Dated: May 8, 2014	THE JACKSONVILLE BANK

	By:	/S/ KENDALL L. SPENCER
	Name:	Kendall L. Spencer
	Title:	Chief Executive Officer

JACKSONVILLE BANCORP, INC.
Dated: May 8, 2014
	By:	/S/ DONALD F. GLISSON, JR.
	Name:	Donald F. Glisson Jr.
	Title:	Chairman of the Board &Executive Director